EXHIBIT 4(d)

                        ASSIGNMENT AND ASSUMPTION AGREEMENT


      ASSIGNMENT AND ASSUMPTION AGREEMENT dated March 31, 1995 by and between WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Assignor") and ROLLINS ENVIRONMENTAL SERVICES, INC., a Delaware corporation ("Assignee").

      WHEREAS, Assignor and Assignee have entered into a Stock Purchase Agreement (the "Purchase Agreement") dated as of March 7, 1995 pursuant to which Assignee has agreed to assume all of the obligations and duties of Assignor under the Loan Agreement (the "Loan Agreement") dated as of
June 1, 1990, between Tooele County, Utah (the "Issuer"), and Assignor and the Indenture of Trust (the "Trust Indenture") dated as of June 1, 1990 between the Issuer and Security Pacific National Trust Company (New York), as trustee (the "Trustee"), and pursuant to which this Assignment and Assumption Agreement is being entered into;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Purchase Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties hereto covenant and agree as follows:

      1. Assignor hereby grants, transfers, sets over and assigns to Assignee all of Assignor's rights, obligations and duties, financial and otherwise, which accrue and are to be performed from and after the date hereof under (i) the Loan Agreement, (ii) the Trust Indenture,
(iii) the Project Certificate executed by Assignor dated June 26, 1990 as supplemented by the First Supplemental Project Certificate dated
June 7, 1991 (the "Project Certificate"), (iv) the Tax Exemption Certificate and Agreement dated June 26, 1990 by and among the Trustee, the Assignor and the Issuer as supplemented by the First Supplemental Tax Exemption Certificate dated June 7, 1991 (the "Tax Certificate"), and
(v) the Remarketing Agreement dated as of June 1, 1990, by and among Assignor, the Issuer and Goldman, Sachs & Co. (collectively, the "Assumed Obligations"), subject to the provisions of paragraph 3 hereof.

      2. Assignee hereby accepts the foregoing assignment, subject to the provisions of paragraph 3 hereof.

      3. Under the Purchase Agreement, Assignor and Assignee have certain continuing rights and obligations with respect to the Tooele County, Utah, Variable Rate Hazardous Waste Treatment Revenue Bonds (Westinghouse Electric Corporation Project), Series A (the "Bonds"). This Assignment and Assumption Agreement shall in no way affect the rights and obligations under the Purchase Agreement, financial or otherwise, of Assignor and Assignee with respect to the Bonds.

      4.    Assignor hereby represents and warrants to Assignee that
(a) the representations and warranties of Assignor in the Assumed Obligations were true and correct as of the respective dates of the Assumed Obligations and (b) Assignor is not as of the date hereof in default in the performance of its obligations under the Assumed Obligations.

      5. Assignor and Assignee agree that from time to time each will execute any and all instruments requested by the other in order to effectuate this Assignment and Assumption Agreement and to accomplish any of the purposes that are necessary or appropriate in connection herewith.

      6. Assignee agrees that this Assignment and Assumption Agreement shall inure to the benefit of Assignor, its successors and assigns and shall be binding upon Assignee, its successors and assigns. Assignor agrees that this Assignment and Assumption Agreement shall inure to the benefit of Assignee, its successors and assigns and shall be binding on Assignor, its successors and assigns.

      7. This Assignment and Assumption Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

      8. Attached to this Assignment and Assumption Agreement is a Consent by Westinghouse Electric Corporation, as 100% owner of the Bonds.

      IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement this 31st day of March, 1995.

                              WESTINGHOUSE ELECTRIC CORPORATION, as
                              Assignor

                              By:/s/  Frederic G. Reynolds
                              Title:  Executive Vice President &
                                      Chief Financial Officer



                              ROLLINS ENVIRONMENTAL SERVICES, INC., as
                              Assignee

                              By: /s/  L. F. Rattigan, Jr.
                              Title:  Vice President-Finance and Treasurer




                  CONSENT TO ASSIGNMENT AND ASSUMPTION AGREEMENT


      WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation, in its capacity as owner of the Bonds described below (the "Bondholder"), hereby:

      1. Represents and warrants that it is the owner of 100% of the issued and outstanding Tooele County, Utah Variable Rate Hazardous Waste Treatment Revenue Bonds (Westinghouse Electric Corporation Project), Series A (the "Bonds"); and

      2. Consents to the foregoing Assignment and Assumption Agreement dated as of March 31, 1995 (the "Agreement") and waives any inconsistencies with or breaches of the covenants in the Loan Agreement or Trust Indenture resulting from the transactions effectuated by the Agreement.

      Any capitalized terms used but not defined in this Consent shall have the meanings set forth in the Agreement.

      IN WITNESS WHEREOF, the Bondholder has executed this Consent to Assignment and Assumption Agreement this 31st day of March, 1995.



                                    WESTINGHOUSE ELECTRIC CORPORATION,
                                    as 100% Bondholder



                                    BY: /s/  Frederic G. Reynolds
                                    Title:Executive Vice President &
                                          Chief Financial Officer